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                                                                     EXHIBIT 4.1

                               FIRST AMENDMENT TO
                                DIGITAL LAVA INC.
               1996 INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN

         This First Amendment dated as of April 25, 2000 amends the 1996 Incentive and Non-Qualified Stock Option Plan (the "Plan") of Digital Lava Inc., a Delaware corporation (the "Company"). Capitalized terms used but not defined herein shall have the respective meanings given to them in the Plan.

         WHEREAS, the Company maintains the Plan;

         WHEREAS, the Company desires to amend the Plan to increase the number of shares of common stock of the Company issuable thereunder;

         WHEREAS, this First Amendment was adopted by the Board of Directors of the Company on April 25, 2000, subject to approval by the Company's stockholders; and

         WHEREAS, this First Amendment was approved by the stockholders of the Company on July 24, 2000.

         NOW, THEREFORE, in consideration of the foregoing, the Company hereby amends the Plan as follows:

         1. Section 3 of the Plan is hereby amended and restated in its entirety to read as follows:

                  "Subject to the provisions of Section 10 of this Plan, and unless otherwise amended by the Board and approved by the stockholders of the Company as required by law, the maximum aggregate number of Shares issuable under this Plan is 2,000,000, and such Shares are hereby made available and shall be reserved for issuance under this Plan. The Shares may be authorized but unissued, or reacquired, Common Stock. If an Option shall expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares subject thereto shall (unless this Plan shall have terminated) become available for grants of other Options under this Plan."

         2. This First Amendment shall be and is hereby incorporated in and forms a part of the Plan.

         3. All other terms and provisions of the Plan shall remain unchanged except as specifically modified herein.

         4. The Plan, as amended by this First Amendment, is hereby ratified and confirmed.

         5. This First Amendment shall be interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.